EXHIBIT 99.1

TOR Minerals International Reports First Quarter Financial Results

Posts Record Revenue and Net Income

CORPUS CHRISTI, Texas, April 26, 2012 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the first quarter ended March 31, 2012. Highlights for the first quarter of 2012 as compared to the first quarter of 2011 included:

  1Q12 revenue increased 34% to $12.8 million
  1Q12 diluted net income increased 103% to $1.4 million
  1Q12 diluted EPS: $0.41 versus 1Q11 diluted EPS: $0.22
Revenue by Product Group (in 000's)	1Q12	1Q11	% Change
TiO2 Pigments	$6,135	$4,454	38%
Specialty Aluminas	5,046	4,142	22%
Other	1,627	989	65%
Total	$12,808	$9,585	34%

Net sales increased 34 percent during the first quarter of 2012 due to increases in all three of the Company's primary product categories. Sales of titanium dioxide (TiO2) pigments, which include HITOX®, TIOPREM® and synthetic rutile products, increased 38 percent to $6.1 million, as increased sales volume in North America and higher prices more than offset decreased sales volumes in Asia.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, increased 22 percent during the first quarter of 2012.  In addition to increased volumes, specialty alumina sales benefited from a mix shift, which positively affected average selling prices.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "We achieved record quarterly revenue again during the first quarter, marking our third quarter of record performance in the past four quarters. Overall, we continued to experience strong growth in sales volumes, as new customers are realizing the value-added characteristics of our niche specialty mineral products and are transitioning from sample to production order quantities. In addition, higher average selling prices in all of our product lines are contributing to our revenue growth."

Margin Table	1Q12	1Q11	Change
Gross Margin	24.9%	21.8%	+ 310 basis points
Operating Margin	14.7%	9.0%	+ 570 basis points
Net Margin	10.9%	7.0%	+ 390 basis points

During the first quarter of 2012, favorable trends in pricing, product mix and sales volumes more than offset increased raw material and energy costs. As a result, gross margin improved 310 basis points year over year to 24.9 percent of sales.  Operating income increased to $1.9 million, or 14.7 percent of sales, compared to operating income of $0.9 million, or 9.0 percent of sales, reported during the same period a year ago.

"We saw the favorable effects of increased pricing in our TiO2 pigment business during the first quarter and posted the highest quarterly operating margin in our history," said Dr. Karasch.  "In addition, we continued to demonstrate the earnings leverage in our business model and posted significant improvement in our profitability.

"We are off to a strong start for 2012, and if current trends continue, we are well positioned to exceed our targeted growth rates of 15 to 20 percent and post another record year.  Already, we have customer demand to fill half of our expanded alumina plant capacity and based on our current assessment of market demand for TiO2 pigments, we expect favorable pricing and volume trends to continue in our TiO2 pigment business. With strong market demand, we also foresee good opportunities for the future sale of available synthetic rutile to third parties," concluded Dr. Karasch.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on April 26, 2012, to further discuss first quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 392940.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
NET SALES	$12,808	$9,585
Cost of sales	9,618	7,494
GROSS MARGIN	3,190	2,091
Technical services and research and development	82	66
Selling, general and administrative expenses	1,224	1,159
OPERATING INCOME	1,884	866
OTHER EXPENSE:
Interest expense	(142)	(96)
Gain (loss) on foreign currency exchange rate	23	(48)
INCOME BEFORE INCOME TAX	1,765	722
Income tax expense	369	47
NET INCOME	$1,396	$675
Less: Preferred Stock Dividends	-	15
Basic Income Available to Common Shareholders	$1,396	$660
Plus: 6% Convertible Debenture Interest Expense	22	22
Plus: Preferred Stock Dividends	-	15
Diluted Income Available to Common Shareholders	$1,418	$697

Income per common share:
Basic	$0.58	$0.34
Diluted	$0.41	$0.22

Weighted average common shares outstanding:
Basic	2,402	1,941
Diluted	3,439	3,149

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,886	$3,381
Trade accounts receivable, net	6,030	4,921
Inventories	20,697	18,673
Other current assets	992	832
Total current assets	30,605	27,807
PROPERTY, PLANT AND EQUIPMENT, net	21,403	20,138
OTHER ASSETS	23	22
Total Assets	$52,031	$47,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,930	$3,222
Accrued expenses	3,215	1,754
Notes payable under lines of credit	1,439	2,886
Export credit refinancing facility	2,457	1,254
Current deferred tax liability	50	46
Current maturities - capital leases	93	28
Current maturities of long-term debt - financial institutions	832	813
Current maturities of long-term debt - convertible debentures	91	91
Total current liabilities	12,107	10,094
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	27	34
Long-term debt - financial institutions	2,497	2,668
Long-term debt - convertible debentures, net	1,144	1,127
DEFERRED TAX LIABILITY	637	619
Total liabilities	16,412	14,542
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 2,407 and 2,400 shares issued and outstanding at 3/31/2012 and 12/31/2011, respectively	3,009	2,999
Additional paid-in capital	28,302	28,222
Accumulated deficit	(363)	(1,759)
Accumulated other comprehensive income:
Cumulative translation adjustment	4,671	3,963
Total shareholders' equity	35,619	33,425
Total Liabilities and Shareholders' Equity	$52,031	$47,967

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,396	$675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	540	499
Share-based compensation	6	2
Warrant interest expense	17	17
Deferred income taxes	5	41
Changes in working capital:
Trade accounts receivables	(1,031)	(897)
Inventories	(1,588)	(290)
Other current assets	(142)	(186)
Accounts payable and accrued expenses	2,043	603
Net cash provided by operating activities	1,246	464

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,315)	(513)
Net cash used in investing activities	(1,315)	(513)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lines of credit	(1,543)	(317)
Net proceeds from (payments on) export credit refinancing facility	1,159	(235)
Net proceeds from (payments on) capital leases	57	(25)
Payments on long-term bank debt	(204)	(122)
Proceeds from the issuance of common stock, and exercise of common stock options	83	534
Preferred stock dividends paid	-	(15)
Net cash used in financing activities	(448)	(180)
Effect of exchange rate fluctuations on cash and cash equivalents	22	66
Net decrease in cash and cash equivalents	(495)	(163)
Cash and cash equivalents at beginning of year	3,381	2,559
Cash and cash equivalents at end of period	$2,886	$2,396

Supplemental cash flow disclosures:
Interest paid	$140	$96
Non-cash financing activities:
Conversion of debentures	$-	$25